Consulting Services Agreement

This Consulting Services Agreement (the "Agreement") is entered this 22nd day of November, 2013 by and between

First Swiss Capital, Inc.

Bahrenfelder Str. 260 Suite 303

22765 Hamburg

Germany

("Consultant"), a Panama Corporation, and

Mind Solutions, Inc.

3150 East Willow Street

Signal Hill, CA 90755

USA

("Client") a US Corp., US-ticker: VOISD with reference to the following:

RECITALS

A. The Client desires to be assured of the services of the Consultant in order to avail itself of the Consultant's experience, skills, knowledge, abilities and background in the fields of business development, financial consulting, investor relations, and Internet strategy. The Client is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

B. The Consultant agrees to be engaged and retained by the Client upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. <u>Engagement.</u>

The Consultant shall specifically not provide any of the following services to the Client:

(1) Negotiate for the sale of any the Client's securities;

(2) Discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities;

(3) Engage in due diligence activities;

(4) Provide advice relating to the valuation of or the financial advisability of any investments in the Client.

(5) The Consultant acknowledges that the services provided hereunder are isolated services by him and do not require that he be registered as a broker-dealer, investment advisor or affiliate thereof;

The Client hereby engages the Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become an investor relations consultant to the Client and to render such advice, consultation, information and services to the Client regarding general financial and business matters including, but not limited to:

A Investor Awareness Campaign for Mind Solutions, Inc.

Media services:

We will research for an eligible company report and will host the equity story of the Client's company, that focus on the key messages the Client wants to get across in Europe;

1) Researching and hosting a third-party research report;

2) Featuring and hosting the company report on an European financial online portal;

3) Presenting Client's key messages you want to get across company logo, contact information in different broadcasts of partner web sites;

4) Supporting in organizing a news distributer in Germany/Switzerland for dissemination of the news/press release to all major finance portals in Europe, e.g. Bloomberg.com, Google news, Yahoo-news, DPA-AFX.DE, DowJones.de by introducing the Client to our corporate news distributer partner IR-Press;

5) The distribution of the press-Releases will approach all major news agencies in Europe, more than 600 financial websites, more than 200 financial journalists (Germany, Switzerland, Austria), more than 300 institutional investors and more than 600 investment advisers/retail banks;

6) Monitoring of leading Bulletin Boards and financial portals in Europe, e.g. Wallstreet-online, yahoo finance;

7) Organizing and posting an online interview with the CEO/Management of the company in Newsletter and in the internet;

8) Featuring company analysis in the Future Investor newsletter and other financial and industry related newsletters in Switzerland/Germany;

9) Presenting Client to European financial newsletter that focus on emerging growth companies, specialized on small and mid cap companies;

10) Updating all corporate developments or important milestones;

B Email Broadcasting for Mind Solutions, Inc.

1) Dedicated HTML email broadcast through various databases and newsletters;*

2) Dissemination of initial company story and significant developments to affiliated and industry related newsletters´ subscriber databases.*

* The Consultant doesn't warrant and/or guarantee any type or numbers of trading volume and/or any price increase of the shares of the Clients company (Mind Solutions, Inc.) at any Stock Exchange as a result of hiring the Consultant and his email/ media services during the engagement of the is agreement.

C Investor Relations for Mind Solutions, Inc.

1) Building a shareholder confidence by maintaining a line of communication combining phone contact, fax, e-mail and mailing of materials;

2) Sending complete Investor Packages on Client to interested investors on request;

3) Dissemination of Press Releases and important announcements in Europe;

4) Supporting the public valuation of the Company in Switzerland / Germany;

5) Supporting to increase the shareholder base as well as increasing the market cap of the company;

6) Creating an ongoing, sustainable investor communications "campaign" for the Company;

D Corporate Finance Services for Mind Solutions, Inc.

1) Corporate finance consulting in connection with a debt or equity financing in order to support the Client in funds raising including introduction to the Consultant's investors network and their investment advisors plus various potential institutional investors capable of financing public companies. *

2) Introduction to potential institutional investors for information on loans, credit lines, debts and other forms of financing or funding against equity as an asset which could function as a bridge financing in connection with the aforementioned fund raising services.*

3) Introduction the Client to several banks and other European financial institutions Offering credit line facilities against stock, assistance in opening a banking or Brokerage account in Europe with any bank or financial institution, and assistance in applying for a credit line facility at any bank or financial institution in Europe as explained above. *

4) Corporate finance consulting in Europe in connection with a debt or equity funding of up to Euro 2,000,000 to further develop Client's business; *

* In case the Client fulfills the necessary requirements for a funding.

It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner. Furthermore, Consultant represent and warrant that they shall have all licenses, permits or other authorizes required by German or other European governmental authorities to fully and faithfully perform its Services pursuant to this Agreement in compliance with such laws and, Consultant shall not offer or sell any Common Stock to any U.S. citizen or resident unless such offer and/or sale is in full compliance with the requirements of applicable U.S. securities laws.

2. <u>Term.</u>

The term of this Agreement ("Term") shall commence on the date hereof and continue for a period of six (6) months as follows: Investor relations will begin immediately upon receipt of the Engagement Fee, and will continue for a period of 6 months. The

Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated.

3. Compensation.

In connection with the appointment of Consultant hereunder and as consideration for Consultant entering into this Agreement, Client and Consultant agree to the following :

a. Engagement Fee

The Engagement Fee will be satisfied by:

a. a delivery a certificate of 200,000 restricted shares of Mind Solutions, Inc. upon execution of the Agreement

All fees (cash and/or shares) stated are deemed earned at the commencement of the first publication; in this regard there are no refunds due after the first publication has been commenced.

b. Funding

In the event and upon closing of an equity or debt financing in which funding is provided by one or more investors who are introduced to the Client through the Consultants' network and activities, either directly to Client or to any of its subsidiaries or current or future parent companies, Consultants shall be paid an additional placement fee ("Finder's Fee") as follows:

Capital Raised for Client	Finder's Fee
Up to €/$ 2,000,000	8 %

The Finder's Fee for debt or equity shall be paid to Consultants as a pre-condition to closing. By closing, Client shall be obligated to pay Consultants out of proceeds received for financial services introduced and rendered with a funding resource or partner. Any Finder's Fee owed to Consultants under this paragraph shall be paid by wire transfer to be delivered to the Consultant promptly after closing of the respective financing.

4. Remedy.

If Client breaches any term of this Agreement or violates any of his/her obligations under this Agreement, e.g. any compensation or fee payments or the Confidentiality clause or any other term Consultant may seek all remedies and appropriate equitable relief allowed by law, and Client shall be entitled to a legal monetary penalty and equitable remedies equal to the maximum fees allowed by a competent court, at law or in equity, including all legal and other expenses, and Consultant may also, at their option, terminate or suspend all performances or services remaining to be rendered by Consultant under this Agreement without being obligated to pay back / receive further compensation or fee payments

5. Exclusivity; Performance; Confidentiality.

The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Client and Consultant acknowledge and agree that confidential and valuable information proprietary to either one party and obtained during its business relationship with either one party, shall not be, directly or indirectly, disclosed without the prior express written consent of the other party, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. All such confidential information provided to either one party by the other shall be clearly and conspicuously marked with the word "Confidential." Consultant may disclose Client's confidential information pursuant to applicable laws or regulations, provided that Consultant may disclose only information required for services and performances hereunder. Furthermore Client acknowledges and agrees that the existence of this Agreement and the Agreement itself, including single paragraphs, terms, provisions, conditions and/or any other section of the Agreement, shall not be, directly or indirectly, in total or in parts, disclosed to any third party without the prior express written consent of Consultant.

6. Independent Contractor.

In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and shall not be subject to the control or supervision of Client. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner, unless otherwise mutually agreed.

7. Indemnification and Representation.

Client agrees to indemnify and defend Consultant, its agents and employees from and against any cost, loss, damage, liability, judgment and expense whatsoever, including attorney's fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it or its status or activities as Consultant under this Agreement. Client hereby represents and warrants to Consultant that it is duly organized and in good standing under State Law and under Federal Law, is current in its filings and disclosures with the appropriate regulatory bodies and has all requisite power and authority to carry on business as now conducted and as contemplated herein. Consultant agrees to indemnify and defend Client, its agents and employees from and against any cost, loss, damage, liability, judgment and expense whatsoever, including attorney's fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it or its status or activities as Consultant under this Agreement. Consultant hereby represents and warrants to Client that it is duly organized and in good standing under State Law and under Federal Law, is current in its filings and disclosures with the appropriate regulatory bodies and has all requisite power and authority to carry on business as now conducted and as contemplated herein.

8. Miscellaneous.

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. This Agreement may, if required, be signed in counterparts, or by facsimile. Neither party assumes any responsibilities or obligation whatsoever, other than the responsibilities and obligations expressly set forth in this Agreement or a separate written agreement between Client and Consultant. Neither party shall be liable under the provisions of this Agreement for damages on account of accidents, fires, acts of God, government actions, state of war, or any other causes beyond the control of the party whether or not similar to those enumerated. In the event of a conflict between this Agreement and any future agreements executed in connection herewith, the provisions of this Agreement shall generally prevail. It is acknowledged and agreed by Client and Consultant that should any provision of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. This Agreement is subject to all federal, state, and local government regulations, and shall be construed in accordance with the laws of Germany. Therefore, each of the parties hereto hereby consents to the jurisdiction and venue of the courts of Germany.

9. Insider Restrictions.

Consultant shall accept through this agreement, that all information received from the client must be treated as insider information and must not be released into the public domain or acted upon by consultant, employees of consultant or anyone related to the consultant. Upon termination of this agreement, this contract will serve to act as an ongoing confidentiality agreement and all items received by the consultant will be returned to client upon request.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

First Swiss Capital, Inc.

Bahrenfelder Str. 260 Suite 303

22765 Hamburg

Germany

Signature: ______________________

Name: Chris Haase

Title: CEO

Date: 25/11/2013

Mind Solutions, Inc.

3150 East Willow Street

Signal Hill, CA 90755

USA

Signature:

Name: Kerry Driscoll

Title: CEO

Date: November 22, 2013